Exhibit 16.1

March 30, 2018

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:
We have read Item 4.01 of Science Applications International Corporation's Form 8-K/A filed filed March 30, 2018, and have the following comments:

1.	We agree with the statements made in the first, second, third and fourth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the fifth paragraph.
Yours truly,
/s/ DELOITTE & TOUCHE LLP